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                                                                    EXHIBIT 99.2


[VIASYS LOGO]

                                                                    NEWS RELEASE
                                                     Media Contact: 781-622-1252
                                                  Investor Contact: 781-622-1111


                VIASYS HEALTHCARE ADOPTS SHAREHOLDER RIGHTS PLAN

KING OF PRUSSIA, Penn., November 13, 2001 - Viasys Healthcare Inc. (NYSE:VAS-W) announced today that its board of directors has adopted a shareholder rights plan. Under the plan, one right will be distributed today on each share of Viasys Healthcare common stock outstanding at the close of business. Viasys Healthcare adopted the rights plan in anticipation of its spinoff from Thermo Electron Corporation on November 15, 2001.

         "The rights plan is designed to provide shareholders with fair and equal treatment in the event of an unsolicited attempt to acquire the company, and is similar to Thermo Electron's and that of thousands of other publicly traded companies," said Randy H. Thurman, president and chief executive officer of Viasys Healthcare. "As a wholly owned subsidiary of Thermo Electron, we didn't need to take advantage of the benefits offered by such a plan. Going forward as a public company, however, the rights plan will help Viasys Healthcare shareholders realize the long-term value of their investment." He added that the company was not aware of any unsolicited offer or takeover attempt.

         At the time of the spin-off distribution, the rights will be attached to the outstanding common stock and will not be separately transferable or exercisable. The rights will only become exercisable if a person acquires 15 percent or more of Viasys Healthcare common stock, or a tender or exchange offer is commenced for 15 percent or more of Viasys Healthcare common stock, unless, in either case, the transaction was approved by the Viasys Healthcare board of directors.

         If the rights become exercisable, each right will initially entitle shareholders of Viasys Healthcare to purchase .0001 of a share of Viasys Healthcare Series A junior participating preferred stock at an exercise price of $75.00. Except for transactions approved by the Viasys Healthcare board of directors, if a person acquires 15 percent or more of Viasys Healthcare common stock, each right (other than rights owned by the acquirer) will entitle its holder to purchase Viasys Healthcare common stock at half the market value at that time. For example, if Viasys Healthcare is trading at $25.00 per share, a holder could purchase six shares for the $75.00 exercise price. In addition, except with respect to transactions approved by the Viasys Healthcare board of directors, if Viasys Healthcare is involved in a merger or other transaction with another company in which it is not the surviving corporation, or Viasys Healthcare sells or transfers 50 percent or more of its assets or earning power to another company, each right (other than rights owned by the acquirer) will entitle its holder to purchase $150.00 worth of the common stock of the acquirer for $75.00.

         Viasys Healthcare is entitled to redeem the rights at $.001 per right at any time prior to the tenth business day after the acquisition of 15 percent or more of Viasys Healthcare common stock. Unless the rights are redeemed or exchanged earlier, they will expire on November 12, 2011.

         At the close of business on November 13, 2001, there will be 26 million shares of Viasys Healthcare common stock outstanding, each of which will have one right attached to it. All shares of Viasys Healthcare common stock (with the accompanying rights) will be distributed on November 15, 2001, in the spinoff to Thermo Electron shareholders of record as of November 7, 2001.

                                     -more-



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         A detailed summary of the rights plan will be included in Viasys
Healthcare's current report on Form 8-K to be filed with the Securities and Exchange Commission on or about November 16, 2001, and will be distributed to Viasys Healthcare shareholders.

         Viasys Healthcare designs, manufactures, and markets a variety of medical devices, instruments, and specialty products for use in a range of healthcare services. It operates through three divisions. The Respiratory Care group makes instruments and equipment for the diagnosis and treatment of respiratory, circulatory, and sleep-related disorders. The Neurocare group makes diagnostic and monitoring devices for nerve, brain, hearing, and other disorders. The Medical/Surgical Products group manufactures surgical implant components, critical care tube-feeding systems, medical-grade polyurethanes and surgical barrier-control systems, as well as a line of wireless patient-monitoring systems. Headquartered in King of Prussia, Pennsylvania, Viasys Healthcare employs approximately 1,800 people worldwide, and has distribution channels in approximately 150 countries. In 2000, it had revenues of $345 million. For more information on Viasys Healthcare, visit www.viasyshealthcare.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. These include risks and uncertainties relating to: integration of the company's instrument businesses, the ability to improve internal growth, liquidity and prospective performance of a subsidiary to be spun off, the company's guarantee of obligations of a subsidiary that was spun off, the effect of exchange rate fluctuations on international operations, potential impairment of goodwill, the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, the effect of changes in governmental regulations, and dependence on customers' capital spending policies and government funding policies. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.



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